                                                                    Exhibit 99.1

Wilson Retires From PC Connection, Inc.
Koppel and Gallup Take On New Roles
Friday September 20, 9:14 am ET

MERRIMACK, N.H.--(BUSINESS WIRE)--Sept. 20, 2002-- PC Connection, Inc. (NASDAQ:
PCCC - News), a leading direct marketer of information technology products and solutions, today announced that Wayne Wilson, President and COO, would be retiring from PC Connection, Inc. at the end of September. "Wayne has played a significant role in the development of the Company over the last seven years, and we wish him well," said Patricia Gallup, Founder and Chairman of the Corporation.

Kenneth Koppel will assume the title of President, and will continue to oversee the Company's three sales subsidiaries -- PC Connection Sales Corporation, GovConnection, Inc. and MoreDirect, Inc., as well as all marketing functions. Patricia Gallup, who has continued to serve as Chairman and an executive of the Corporation, will resume the title of Chief Executive Officer and will oversee the Company's service subsidiary, Merrimack Services Corporation, in addition to all Corporate functions.

"PC Connection has a talented and experienced executive team," said Gallup. "Although Wayne will be missed, we strongly believe that our current management structure will give the Company the coverage and flexibility it needs to be successful in today's business environment."

------------------------
Contact:
     PC Connection, Inc.
     David Beffa-Negrini, 603/683-2167